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                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                                                                     EXHIBIT 5.1

                                                                 August 22, 2000

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109

Ladies and Gentlemen:

This opinion is furnished in our capacity as special counsel to Boston Private Financial Holdings, Inc., a Massachusetts corporation (the "Company"), in connection with the registration, pursuant to the Securities Act of 1933 (the "Securities Act"), of 3,450,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company, including 450,000 shares which the underwriters have an option to purchase solely for the purpose of covering over-allotments. The Shares are to be sold by the Company to the several underwriters (the "Underwriters") of which CIBC World Markets Corp., The Robinson-Humphrey Company, LLC and Tucker Anthony Incorporated are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Representatives.

In connection with rendering this opinion, we have examined a form of proposed Underwriting Agreement being filed as an Exhibit to the Registration Statement, the articles of organization and the bylaws of the Company, both as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and the Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Shares will be duly authorized, legally issued, fully paid and nonassessable by the Company under the Massachusetts Business Corporation Law.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus.

                                          Very truly yours,
                                          /s/ GOODWIN, PROCTER & HOAR LLP
                                          GOODWIN, PROCTER & HOAR LLP